Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-3

(Form Type)

American Battery Technology Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	6,413,193	(2)	$1.36	(3)	$8,721,942.48	0.00015310	$1,335.33
	Total Offering Amounts									$1,335.33
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									N/A
	Net Fee Due									$1,335.33

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(2)	Represents shares of common stock, par value $0.001 per share (“Common Stock”), registered for resale by the selling stockholders consisting of (i) 2,296,460 issued and outstanding shares of Common Stock and (ii) 4,116,733 shares of Common Stock issuable upon the exercise of warrants held by certain selling stockholders.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.36 , based on the average of the high and low sales prices of the Common Stock as reported by The Nasdaq Stock Market LLC on May 29, 2025.